                     SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

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     Section 240.14a-12

                        PILLOWTEX CORPORATION
------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                        PILLOWTEX CORPORATION
------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                      PILLOWTEX CORPORATION
                         4111 MINT WAY
                       DALLAS, TEXAS  75237

                          -------------

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD MAY 5, 1999

                          -------------


TIME                 9:00 a.m., C.D.T., on Wednesday, May 5, 1999

PLACE                Hotel Crescent Court
                     2200 Cedar Springs
                     Dallas, Texas   75201

ITEMS OF BUSINESS    1)  To elect four members of the Board of
                         Directors who will hold office until the 2002 Annual Meeting of Shareholders and until their successors have been elected and qualified;
                     2)  To approve an amendment to the Restated
                         Articles of Incorporation to increase the number of shares of authorized Common
                         Stock; and
                     3)  To transact such other business that may
                         properly come before the meeting and any adjournment thereof.

RECORD DATE          Holders of Common Stock of record at the close
                     of business on March 22, 1999 are entitled to notice of and to vote at the meeting.

ANNUAL REPORT        The Company's 1998 Annual Report, which is not a
                     part of the proxy soliciting material, is enclosed.

PROXY VOTING         It is important that your shares be represented
                     and voted at the meeting. Shareholders are urged, whether or not they plan to attend the meeting, to mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope furnished for that purpose. If a shareholder who has returned a proxy card attends the meeting in person, that shareholder may revoke the proxy by voting in person at the meeting.


                                             CHARLES M. HANSEN, JR.
                                             Chairman of the Board

Dallas, Texas
-----------, 1999

                             TABLE OF CONTENTS
----------------------------------------------------------------------
                                                                  Page

PROXY STATEMENT -------------------------------------------------   1
   Shareholders Entitled to Vote --------------------------------   1
   Actions to be Taken at the Meeting ---------------------------   2
   Required Vote ------------------------------------------------   2
   Costs of Proxy Solicitation ----------------------------------   3
   Other Matters ------------------------------------------------   3
   Shareholder Account Maintenance ------------------------------   3

STOCK OWNERSHIP OF MANAGEMENT AND
  CERTAIN BENEFICIAL OWNERS -------------------------------------   4
   Section 16(a) Beneficial Ownership Reporting Compliance ------   6

DIRECTOR PROPOSALS ----------------------------------------------   6
   Election of Directors ----------------------------------------   6
     Nominees for Terms Expiring in 2002 ------------------------   6
     Directors Whose Terms Will Expire in 2000 ------------------   7
     Directors Whose Terms Will Expire in 2001 ------------------   8
   Amendment of the Restated Articles of Incorporation ----------   9

INFORMATION CONCERNING THE BOARD OF DIRECTORS -------------------  10
   Board Meetings and Committees --------------------------------  10
   Compensation of Directors ------------------------------------  11

EXECUTIVE OFFICERS ----------------------------------------------  12

EXECUTIVE COMPENSATION ------------------------------------------  13
   Report of the Compensation Committee on Executive
       Compensation ---------------------------------------------  13
     Purpose ----------------------------------------------------  13
     Responsibilities of the Compensation Committee ------------- 13 Compensation Philosophy ------------------------------------ 13
     Compensation Methodology -----------------------------------  13
     Components of the Compensation Program --------------------- 14 CEO Compensation ------------------------------------------- 16
     Tax Deductibility of Executive Compensation ---------------- 16 Conclusion ------------------------------------------------- 17
   Summary Compensation Table -----------------------------------  18
   Option Grants in 1998 ----------------------------------------  19
   Option Exercises and Year-End Values ------------------------- 20 Pension Plan ------------------------------------------------- 20
   Supplemental Executive Retirement Plan ----------------------- 22 Executive Deferred Compensation Plan ------------------------- 23 Employment Agreements ---------------------------------------- 24
   Restricted Stock Awards --------------------------------------  25

-----------------------------------------------------------------------

                                                                   Page


   Certain Transactions -----------------------------------------  26
   Compensation Committee Interlocks and Insider Participation --  26

STOCK PERFORMANCE GRAPH -----------------------------------------  27

INDEPENDENT AUDITORS --------------------------------------------  28

SHAREHOLDER PROPOSALS -------------------------------------------  28

AVAILABILITY OF FORM 10-K ---------------------------------------  28

                             PILLOWTEX CORPORATION
                                4111 Mint Way
                              Dallas, Texas 75237

                               PROXY STATEMENT
                                    for
                       ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 5, 1999

PILLOWTEX CORPORATION
4111 Mint Way
Dallas, Texas 75237


     These proxy materials are furnished in connection with the solicitation by the Board of Directors of Pillowtex Corporation (the "Company" or "Pillowtex"), a Texas corporation, of proxies to be voted at the Company's 1999 Annual Meeting of Shareholders and at any adjournment thereof.

     You are cordially invited to attend the Pillowtex Corporation Annual Meeting of Shareholders to be held on Wednesday, May 5, 1999, beginning at 9:00 a.m., Central Daylight Time, at the Hotel Crescent Court, 2200 Cedar Springs, Dallas, Texas 75201.

     The Company's 1998 fiscal year began on January 4, 1998 and ended January 2, 1999. All references in this Proxy Statement to the year 1998 or fiscal 1998 refer to the fifty-two week period from January 4, 1998 through January 2, 1999.

     This Proxy Statement together with the enclosed proxy card and the accompanying 1998 Annual Report are first being sent to shareholders on or about April ___, 1999. All shareholders are cordially invited to attend the meeting. Shareholders are urged, whether or not they plan to attend the meeting, to complete, date and sign the accompanying proxy and to return it promptly in the postage-paid return envelope provided. If a shareholder who has returned a proxy attends the meeting in person, the shareholder may revoke the proxy by voting in person at the meeting. A proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy will be effective until the notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting. Attendance at the meeting will not, in itself, constitute the revocation of a proxy.


Shareholders Entitled to Vote

     YOUR VOTE IS IMPORTANT. Because many shareholders cannot attend the meeting in person, a large number must be represented by proxy. Only holders of record of the Company's common stock, $0.01 par value per share (the "Common Stock"), at the close of business on March 22, 1999, the record date for the meeting, are entitled to notice of and to vote at the meeting. On the record date, there were 14,184,477 shares of Common

Stock outstanding. When voting on all matters presented at the meeting, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the record date.


Actions to be Taken at the Meeting

     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for the election of each of the four nominees named herein for election to the Board of Directors to hold office until the 2002 Annual Meeting of Shareholders and until his successor has been duly elected and qualified, (ii) for the proposal to amend the Restated Articles of Incorporation to increase the number of shares of authorized Common Stock from 30,000,000 shares to 55,000,000 shares; and (iii) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any adjournment thereof.

     Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter of business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors are unaware of any other matter of business to be brought before the meeting.


Required Vote

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum at the meeting. Abstentions (properly executed proxies marked "ABSTAIN") and broker non-votes (shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present. If a quorum is not present, the shareholders entitled to vote, present in person or represented by proxy, at the meeting have power to adjourn the meeting, without notice (other than announcement at the meeting), until a quorum is present. It is the intention of the proxy holders to vote the shares represented by the proxies held by them for such adjournment, if any. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.

     Assuming the presence of a quorum, (i) a plurality of the votes cast by the holders of shares of Common Stock entitled to vote at the meeting is required for the election of directors and (ii) the affirmative vote of the holders of two-thirds of the shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, is required to approve the proposal to amend the Restated Articles of Incorporation to increase the number of shares of authorized Common
Stock from 30,000,000 shares to 55,000,000 shares.

     With respect to the election of directors, votes may be cast for or withheld from each director nominee. Neither votes that are withheld nor broker non-votes will have any effect on the outcome of the election of directors.

     With respect to the proposal to amend the Restated Articles of Incorporation to increase the number of shares of authorized Common Stock from 30,000,000 shares to 55,000,000 shares, shares entitled to vote at the meeting may be voted for or against the proposal, or an indication may be made that the holder of the shares abstains from voting. Abstentions and broker non-votes will have the same effect as a vote against the proposal.


Costs of Proxy Solicitation

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. Costs of solicitation will be paid by the Company. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. The Company has engaged the firm of Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. The Company has agreed to pay Innisfree M&A Incorporated a fee of $7,500 plus expenses for these services.

     In compliance with the regulations of the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE), the Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in sending proxies and proxy materials to beneficial owners of Common Stock.


Other Matters

     All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationships and transactions with the Company is based on information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of the Company's Common Stock is based on information contained in reports filed with the SEC by the owner.


Shareholder Account Maintenance

     The Company's Transfer Agent is ChaseMellon Shareholder Services L.L.P. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer Common Stock and similar issues may be addressed by calling their toll-free number, 1-800-635-9270. For other Company information, shareholders can visit the Pillowtex Corporation internet website at http://www.pillowtex.com. Such information is not part of the proxy soliciting material.

                       STOCK OWNERSHIP OF MANAGEMENT AND
                         CERTAIN BENEFICIAL OWNERS


     The following table lists certain information concerning the beneficial ownership of the Company's Common Stock, as of March 22, 1999, by the following persons:

     (1) Each person known by the Company to own beneficially more than 5% of the outstanding Common Stock;
     (2) The executive officers whose names appear in the Summary Compensation table on page 18;
     (3)  Each director of the Company, and;
     (4)  All executive officers and directors as a group.

     Except as otherwise indicated, the Company believes that the owners named below have sole voting and investment power of the shares of Common Stock listed.

                                 Number of Shares
Name                            Beneficially Owned    Percent of Class
----------------------------    ------------------    ----------------
Charles M. Hansen, Jr.(1)(4)----    2,476,815              17.5%
John H. Silverthorne
  Marital Trust B(2)------------    2,268,893              16.0%
Mary R. Silverthorne(2)---------      534,241               3.8%
Paul G. Gillease(3)-------------       11,071                *
Ralph W. La Rovere(3)-----------        7,818                *
William B. Madden(3)------------       13,047                *
M. Joseph McHugh(3)-------------       11,947                *
Mark A. Petricoff(3)------------           40                *
Jeffrey D. Cordes(3)(4)---------       60,523                *
Kevin M. Finlay(3)(4)-----------       31,009                *
Scott E. Shimizu(3)(4)----------       33,833                *
Ronald M. Wehtje(3)(4)----------       12,859                *
Apollo Advisors II, L.P.(5)-----    2,708,333              16.0%
Palisade Capital Management,
  L.L.C.(6)---------------------    1,258,648               8.9%
All executive officers and
  directors as a group
  (12 persons)(3)(4)------------    5,468,248              38.2%

------------
*    Less than 1%

(1)  Mr. Hansen's address is 4111 Mint Way, Dallas, Texas 75237.

(2) The address of the John Silverthorne Marital Trust B and Mrs. Silverthorne is 4111 Mint Way, Dallas, Texas 75237. Under the rules and regulations of the SEC, Mrs. Silverthorne may be deemed the beneficial owner of the shares held by the John H. Silverthorne Marital Trust B because she is its independent trustee. In addition, Mrs. Silverthorne, in her capacity as trustee, may be deemed the beneficial owner of 42,857 shares held by the John H. Silverthorne Family Trust A. Mrs. Silverthorne disclaims beneficial ownership of any shares other than the 491,384 shares that she holds of record.

(3) Includes options which are currently exercisable or become exercisable within 60 days after March 22, 1999 to purchase the number of shares of Common Stock indicated for the following persons: Mr. Gillease (5,947); Mr. Madden (5,947); Mr. McHugh (5,947); Mr. La Rovere (1,518);
Mr. Cordes (40,072); Mr. Finlay (26,000); Mr. Shimizu (29,000) and Mr. Wehtje (9,250).

(4) Includes restricted stock awarded in February 1999 to the following persons: Mr. Hansen (10,811); Mr. Cordes (6,006); Mr. Finlay (2,883); Mr. Shimizu (2,883); Mr. Wehtje (3,604); and to one other executive officer (2,402). During the restriction period, holders of the awards are entitled to receive dividends declared on the Common Stock and have voting rights but they may not sell or transfer the Common Stock. The restrictions lapse with respect to one-half of the shares on each of the first and second anniversary dates of the award.

(5) The address of Apollo Advisors II, L.P., a Delaware limited partnership ("Advisors"), is 2 Manhattanville Road, Purchase, New York 10577. Advisors is the managing general partner of each of Apollo Investment Fund III, L.P., a Delaware limited partnership ("Fund III"), Apollo Overseas Partners III, L.P., a Delaware limited partnership ("Overseas Partners"), and Apollo (U.K.). Partners III, L.P., a limited partnership organized under the laws of the United Kingdom (together with Fund III and Overseas Partners, the "Apollo Purchasers"). As reported in a Schedule 13D filed by Advisors and the Apollo Purchasers with the SEC on January 21, 1998 (the "Apollo 13D"), the Apollo Purchasers are the holders of 65,000 shares of the Company's Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock"). The shares of Series A Preferred Stock held by the Apollo Purchasers are, as of the date of this Proxy Statement, convertible into a total of 2,708,333 shares of Common Stock. According to the Apollo 13D, Advisors and each Apollo Purchaser may be deemed to have shared voting and dispositive power with respect to all the shares held by the Apollo Purchasers.

(6)	The address of Palisade Capital Management, L.L.C. is One Bridge
Plaza, Suite 695, Fort Lee, New Jersey 07024. According to Amendment No. 2 to Schedule 13G filed by Palisade Capital Management, L.L.C. with the SEC on February 12, 1999, Palisade Capital Management, L.L.C. beneficially owned the number of shares indicated as of December 31, 1998 and had sole voting and dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of holdings and transactions in the Common Stock of the Company with the SEC and the NYSE. Based on Company records and other applicable information, the Company believes that all Section 16(a) filing requirements with respect to the directors and executive officers were met in fiscal 1998.


DIRECTOR PROPOSALS

1.     Election of Directors

     In compliance with the Texas Business Corporation Act and the Bylaws of the Company, the business, property and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board of Directors are kept informed of the Company's business through discussions with the Chairman and officers, by reviewing materials provided to them and participating in meetings of the Board and its committees. The Board of Directors are elected by the shareholders. The Board currently consists of ten members and is classified into three classes. The term of one class of directors expires each year. Four directors will be elected at the meeting to serve for a three-year term expiring at the Company's annual meeting in the year 2002.

     The persons named in the enclosed proxy intend to vote for the election of each of the four nominees named below, unless you indicate that your vote should be withheld from any or all of them. Each nominee elected as a director will continue in office until his successor has been properly elected and qualified, or until the earliest of his death, resignation or retirement. The Company expects each nominee for election as a director at the Meeting to be able to serve if elected. If any nominee is unable to serve if elected, proxy holders may vote for any other person recommended by the Board of Directors in his stead. Each nominee has expressed his intention to serve the entire term for which election is sought.

     The Board of Directors has proposed the following nominees for election as directors at the 1999 Annual Meeting of Shareholders:


Nominees for Terms Expiring in 2002

Paul G. Gillease, 66         Mr. Gillease became a director of the
                             Company in October 1993. From 1989 until retiring in late 1993, Mr. Gillease was Vice
                             President and General Manager of DuPont
                             Textiles, a division of E.I. DuPont de
                             Nemours & Company ("DuPont").  He also
                             served in a variety of marketing and
                             business management positions within DuPont.
                             Mr. Gillease is a director of Galey & Lord,
                             Inc. and Guilford Mills, Inc. Mr. Gillease is Chairman of the Compensation Committee

Ralph W. La Rovere, 63       Mr. La Rovere was appointed a director in
                             May 1997.  He retired from J. C. Penney
                             Company, Inc. after a 36-year career having most recently served as Vice President and Director of Merchandising for the Home and Leisure Division. He also served in various management positions in New York, Los
                             Angeles and Dallas.  Mr. La Rovere is a
                             member of the Compensation Committee and the Audit Committee.

Scott E. Shimizu, 45         Mr. Shimizu served as a member of the Board
                             of Directors from May 1994 to May 1995, and was re-elected in February 1996 to fill a vacancy. He has been Executive Vice
                             President - Sales & Marketing of the Company since December 1992 and served as Executive
                             Vice President from 1988  until December
                             1992.

Mark A. Petricoff, 60        Mr. Petricoff was elected a director by the
                             Board in November 1998 to fill a vacancy.
                             Mr. Petricoff was a 39-year employee and former President and Chief Executive Officer of The Leshner Corporation, a towel manufacturer acquired by the Company in July
                             1998.


              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
               VOTE FOR EACH NOMINEE FOR THE BOARD OF DIRECTORS.


Directors Whose Terms Will Expire in 2000

Charles M. Hansen, Jr., 58   Mr. Hansen has been a director of the
                             Company since September 1970. He has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since
                             1992. From 1973 through February 1997, he also served as President of the Company. He is also a director of the Southern Methodist
                             University Cox School of Business.  Mr.
                             Hansen is a member of the Executive
                             Committee.

William B. Madden, 60        Mr. Madden became a director of the Company
                             in February 1993.  Mr. Madden has been the

                             President of Madden Securities Corporation, a general securities and investment banking firm located in Dallas, Texas, since 1986. He is also Chairman of the Board of Mercantile Bank and Trust, and is a director of E. W. Blanch Holdings, Inc. Mr. Madden is Chairman of the Audit Committee and a member of the Compensation Committee.

M. Joseph McHugh, 61         Mr. McHugh has been a director since
                             February 1993.  Mr. McHugh retired in
                             December 1998 from Triangle Pacific Corp., a manufacturer and distributor of hardwood flooring and kitchen and bathroom cabinets, where he served as a Director and as Chief
                             Operating Officer since November 1994 until his retirement. From 1981 until November
                             1994, he served as Senior Executive Vice
                             President and Chief Financial Officer of
                             Triangle Pacific Corp.  Mr. McHugh is a
                             member of the Audit Committee.


Directors Whose Terms Will Expire in 2001

Jeffrey D. Cordes, 41        Mr. Cordes has been a director of the
                             Company since May 1995 and was appointed
                             President and Chief Operating Officer in
                             February 1997. In addition to serving as Chief Financial Officer from May 1994 to
                             February 1997, he served as Executive Vice
                             President and Assistant Secretary of the Company since 1994. From 1985 until
                             May 1994, he served as Vice President -
                             Administration and Planning of the Company.
                             Mr. Cordes is a member of the Executive
                             Committee.


Kevin M. Finlay, 49          Mr. Finlay joined the Company in March 1997
                             as President of the Sales & Marketing
                             Division and became a director in May 1997.
                             He joined Fieldcrest Cannon, Inc. in 1971 and served in a variety of positions of increasing responsibility, including
                             Executive Vice President of Sales, beginning in 1989. He was promoted to Corporate Vice
                             President in 1992 and in 1995 he served as President of the Bedding and Blanket
                             Division.  He was further promoted to
                             President of Fashion Sales & Marketing of
                             Fieldcrest Cannon, Inc. in 1997. Mr. Finlay is a member of the Executive Committee.

Mary R. Silverthorne, 63     Mrs. Silverthorne has been a director of the
                             Company since December 1992.  Mrs.

                             Silverthorne has for many years been
                             actively involved in charitable and civic activities and is a director of the Retina Foundation of the Southwest (Dallas), the Foundation Fighting Blindness, the North Texas Taping for the Blind and the Assistance League of Dallas. She has not been engaged in business activities during the past five years. Mrs. Silverthorne is a member of the Compensation Committee.


2.	Amendment of the Restated Articles of Incorporation

     The Restated Articles of Incorporation of the Company limits the number of shares of Common Stock available for issuance to 30 million shares. The number of shares currently issued and outstanding or reserved for issuance is near that limit. As of March 22, 1999, 9,070,672 shares of Common Stock were not issued or reserved for issuance. The Board has approved, subject to shareholder adoption, an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 55 million shares. No change is being proposed to the par value or the number of authorized shares of preferred stock.

     If this amendment is approved by the shareholders, paragraph one of
Article V of the Restated Articles of Incorporation of the Company would be amended and restated to read as follows:

     "The aggregate number of shares which the corporation is authorized to issue is 75,000,000 shares consisting of 55,000,000 shares of Common Stock, having a par value of $0.01 per share, and 20,000,000 shares of Preferred Stock, having a par value of $0.01 per share".

     Although the Company has no present plan, arrangement or understanding to issue additional shares of Common Stock, other than shares previously reserved for issuance, the Board believes that the availability of an increased number of shares of Common Stock will provide the Company the needed flexibility to conduct its business and plan for future events such as sales for cash, acquisitions, stock splits, stock dividends or similar occurrences.

     The rights of additional authorized shares of Common Stock would be identical to the shares of Common Stock currently authorized. Although the additional shares would not have any effect on the rights of shareholders, issuance of additional shares of Common Stock for other than a stock split or dividend could have a dilutive effect on the amount of earnings per share. This proposal is not in response to any known effort to accumulate Common Stock or to gain control of the Company.

     The increase in the number of authorized shares of Common Stock could also have an anti-takeover effect, although that is not the Company's intention. The additional authorized but unissued shares of Common Stock could be issued without shareholder approval, in transactions that might dilute the percentage ownership of current shareholders, thereby increasing the cost or difficulty of obtaining control of the Company.

     If the proposed amendment is approved, no further shareholder approval would be required for the issuance of the authorized shares of Common Stock, except as may be required by applicable laws and regulations, including stock exchange rules. The availability of additional authorized but unissued shares of Common Stock would provide the Company with greater flexibility by allowing additional shares to be issued without the expense and delay of a shareholder meeting, unless shareholder approval is otherwise required.

     The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock entitled to vote at the meeting will be necessary for the approval of the amendment to Article V of the Restated Articles of Incorporation.

        THE BOARD BELIEVES THAT A VOTE TO APPROVE THE AMENDMENT
           OF THE RESTATED ARTICLES OF INCORPORATION IS IN THE
        BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND
           UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
                          FOR THE PROPOSAL.


                      INFORMATION CONCERNING THE
                         BOARD OF DIRECTORS

Board Meetings and Committees

     During fiscal 1998, the Board held four regular quarterly meetings, one telephonic meeting and acted by unanimous written consent two times. In addition to meetings of the full Board, directors attended meetings of individual Board committees. Due to extraordinary circumstances, Mr. McHugh attended 25% of the Board meetings and 50% of applicable committee meetings. All other directors attended at least 75% of all Board and applicable committee meetings.

     The Board has three standing committees:

     (1)   The EXECUTIVE COMMITTEE can act on behalf of the full
Board between regular meetings. Executive Committee members are Mr. Hansen (Chairman), Mr. Cordes and Mr. Finlay. During
1998, they acted by unanimous written consent six times.

     (2) The AUDIT COMMITTEE is responsible for reviewing the scope of the independent auditors' examinations of the Company's financial statements and receiving and reviewing their reports. The Audit Committee also meets with the independent auditors, receives recommendations for changes in accounting procedures and initiates and supervises any special investigations it may choose to undertake. Audit Committee members are Mr. Madden (Chairman),
Mr. McHugh and Mr. La Rovere. The Audit Committee met four times and acted by unanimous written consent one time during fiscal 1998.

     (3) The COMPENSATION COMMITTEE reviews and approves the nature and amount of salaries and bonuses for executive officers of the Company and administers the 1993 Pillowtex Corporation
Stock Option Plan, the Management Incentive Plan, the Pillowtex
Corporation Supplemental Executive Retirement Plan and the
Pillowtex Corporation Executive Deferred Compensation Plan.
Compensation Committee members are Mr. Gillease (Chairman),
Mrs. Silverthorne, Mr. La Rovere and Mr. Madden.  The
Compensation Committee met one time during fiscal 1998 and acted by unanimous written consent nine times.

     The Board of Directors has not appointed a nominating committee.


Compensation of Directors

     Directors who are not officers of the Company or any of its subsidiaries receive an annual fee of $35,000. For each committee meeting attended, committee members are paid a fee of $1,000 and committee chairmen are paid a fee of $2,500. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings. Directors who are also employees of the Company receive no additional compensation for their services as directors.

     The 1993 Pillowtex Corporation Stock Option Plan (the "Stock Option Plan"') allows for the grant of nonqualified stock options to directors who are not employees. Under the Stock Option Plan, the exercise price of options granted thereunder may not be less than 100% of the fair market value per share of Common Stock on the date the option is granted. As of March 22, 1999, Messrs. Gillease, Madden and McHugh had each been granted options to purchase a total of 12,072 shares of Common Stock at prices ranging from $12.75 to $33.50 per share. Mr. La Rovere has been granted options to purchase a total of 8,572 shares of Common Stock at prices ranging from $21.875 to $33.50 per share and Mr. Petricoff has been granted options to purchase a total of 2,500 shares of Common Stock at the option price of $22.00 per share. All options granted under the Stock Option Plan, including those granted to directors who are not employees, vest 25% on the first through the fourth anniversary date of the grant and terminate on the tenth anniversary date. Mrs. Silverthorne and Mr. Hansen do not participate in the Stock Option Plan.

     All directors are eligible to participate in the Executive Deferred Compensation Plan. Participants may elect to defer all or a portion of his or her compensation for any calendar year. Deferred compensation is treated as if it were set aside in an account and, unless otherwise set by the Compensation Committee, earns interest at the prime rate, according to The Wall Street Journal, plus one percent. See page 23 for a more detailed description of the Executive Deferred Compensation Plan.


                           EXECUTIVE OFFICERS

    As of March 22, 1999, the following persons were the executive officers of the Company.

Name                          Age         Position
----                          ---         --------
Charles W. Hansen, Jr.       58          Chairman of the Board and
                                         Chief Executive Officer

Jeffrey D. Cordes            41          President and Chief Operating
                                         Officer

Kevin M. Finlay              49          President - Sales & Marketing
                                         Division

Scott E. Shimizu             45          Executive Vice President - Sales
                                         & Marketing

Ronald M. Wehtje             37          Senior Vice President and
                                         Chief Financial Officer

A. Allen Oakley              45          Senior Vice President -
                                         Manufacturing

     Information concerning the business experience of each executive officer other than Mr. Wehtje and Mr. Oakley is provided under the caption "Election of Directors" beginning on page 6. Mr. Wehtje joined the Company as an internal auditor in 1986. He served as Vice President and Corporate Controller since March 1996 and was elected Senior Vice President and Chief Financial Officer in November 1998. Mr. Oakley joined Fieldcrest Mills in May 1976 in the Sheeting Division as a management trainee. Following promotions to plant manager of various facilities, he was further promoted to Division Vice President in 1990 and on November 9, 1998 he was elected Senior Vice President -
Manufacturing of the Company.

                          EXECUTIVE COMPENSATION

     The following report of the Compensation Committee of the Board of Directors and the information under "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.


Report of the Compensation Committee on Executive Compensation

Purpose: The purpose of this report is to summarize the philosophical principles, specific program objectives and other factors considered by the Compensation Committee of the Board of Directors in determining executive compensation of the Company's executive officers, including the Chief Executive Officer.


Responsibilities of the Compensation Committee: The Compensation Committee of the Board (the "Committee") is responsible for setting and administering the policies which govern executive compensation. The Committee's main objective is to match the Company's total compensation program with its business strategy and to assure that pay programs are effective, responsible and competitive when related to comparable companies. The Committee is composed entirely of outside directors. Reports of the Committee's actions and decisions are presented to the full Board.


Compensation Philosophy: The Committee has approved principles for the management compensation program which:

     (1) Encourage strong financial and operational performance of the Company;

     (2) Provide compensation that will attract and retain superior talent and reward the executives based upon Company and individual performance;

     (3) Link compensation to the interests of shareholders by providing stock incentives and encouraging stock ownership; and

     (4) Emphasize performance-based compensation which balances rewards for short-term and long-term results.


Compensation Methodology: Pillowtex strives to provide a comprehensive executive compensation program that is competitive and performance-based in order to attract and retain superior executive talent. The Committee retained an executive compensation consultant to assist with the design, implementation and communication of various pay plans and to develop a program that provides a substantial connection between performance of the Company, increased shareholder value and incentive awards paid to the Company's executives. The Committee has received and implemented selected recommendations of the consultant.


Components of the Compensation Program: The seven components of the total compensation program are:

     1.     Base Salary
     2.     The Pillowtex Corporation Management Incentive Plan
     3.     The 1993 Pillowtex Corporation Stock Option Plan
     4.     Pension Plan for Qualified Employees of Pillowtex Corporation
     5.     The Pillowtex Corporation Supplemental Executive Retirement
            Plan
     6.     The Pillowtex Corporation Executive Deferred Compensation
            Plan
     7.     The Pillowtex Corporation 401(k) Plan

     1. Base Salary. Base salary is intended to be competitive with that paid by comparable companies and is also intended to reflect the Committee's consideration of an executive's experience, business judgment and role in developing and implementing the overall business strategy for the Company. The Committee reviews the base salaries of all executive officers and determines adjustments to those salaries based on the performance of each executive officer and the comparison salaries of a group of peer companies.

     2. Management Incentive Plan. The Management Incentive Plan is intended to provide a more objective and structured approach to awarding management performance bonuses, thereby providing more effective incentives for extraordinary performance, as well as more clearly correlating management's bonus compensation to tangible financial results. At the same time, the Management Incentive Plan is intended to provide the Company with the flexibility to tailor performance goals and to address each year's specific financial or operational challenges and objectives. Participation in the Management Incentive Plan is limited to those senior executive officers and other key employees of the Company designated by the Committee. Each of the individuals named in the Summary Compensation Table on page 18 is eligible to participate in the Management Incentive Plan.

          On or before April 1 of each year, prescribed levels of participation based on a percentage of each participant's base salary in effect on the first day of the calendar year to which the bonus applies ("Bonus Opportunity Levels") are established by a committee of the Board of Directors composed entirely of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). These levels can range from a minimum of 25% to a maximum of 75% of a participant's base salary. Bonuses are based on management's level of achievement of performance goals approved in advance by the committee of "outside directors" and can range from zero, in the event management fails to achieve the minimum target performance objective prescribed for the year, to a maximum of 200% of the participant's Bonus Opportunity Level; except that no bonus will exceed the lesser of (i) $750,000 or (ii) 200% of the applicable Bonus Opportunity Level with respect to the participant's base salary in effect as of the first day of the calendar year for which the bonus is granted. Performance goals relate to one or more of the following criteria: (i) earnings; (ii) return on equity; (iii) sales; (iv) cost reduction; (v) debt reduction;
(vi) gross margin; (vii) cash flow; or (viii) stock price appreciation.

          All bonuses paid under the Management Incentive Plan are designed to be "performance-based" within the meaning of Section 162(m) of the Code and to be exempt from the limitations on deductibility under
Section 162(m) of the Code. The members of the Committee who qualify as "outside directors" within the meaning of Section 162(m) of the Code serve as the committee that establishes and administers performance goals under the Management Incentive Plan and certifies as to their achievement.

          Although the Company's performance satisfied the minimum target performance objective for the year, the Committee, based on the Company's overall performance in 1998, decided not to pay out any amounts under the Management Incentive Plan for 1998.

     3. Stock Option Plan. The Company's long-term compensation philosophy provides that long-term incentives should be related to improvement in shareholder value, thereby creating a mutual interest between key executives and shareholders. In furtherance of this objective, the Company has in place the 1993 Pillowtex Corporation Stock Option Plan under which nonqualified and incentive stock options can be awarded. Periodically, options have been awarded to motivate and retain executives and key personnel, to maximize long-term financial results and improve shareholder value and to encourage executives and key personnel to build ownership interests in the Company.

     4. Pension Plan for Qualified Employees of Pillowtex Corporation. The Pension Plan provides retirement benefits to executives and other employees of the Company. The Pension Plan furthers the Company's objective of retaining quality executives by relating benefits under the Pension Plan to the executive's length of service to the Company.

     5. Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan (SERP) provides additional retirement benefits to certain key employees and also furthers the Company's objectives of retaining quality executives by relating its benefits to the executives' length of service to the Company. The SERP is a performance-based plan in which the amount of benefits received by a participant is affected by the market price of the Common Stock. Each of the named individuals listed in the Summary Compensation Table on page 18 is eligible to participate in the Supplemental Executive Retirement Plan.

     6. Deferred Compensation Plan. The Deferred Compensation Plan permits certain key employees and nonemployee members of the Board of Directors to defer receipt of all or a portion of his or her compensation for any calendar year. The Deferred Compensation Plan is intended to further the Company's objectives of retaining quality executives by permitting the accumulation of deferred compensation accounts on a tax-deferred basis. Each of the individuals named in the Summary Compensation Table on page 18 is eligible to participate in the Deferred Compensation Plan.

     7. 401(k) Plan. The Company's 401(k) Plan also helps the Company to attract and retain highly qualified individuals by allowing participants to defer taxes on portions of their compensation, as well as income from such amounts. Under the 401(k) Plan, the Company, at its discretion, may make contributions on behalf of participating executives. A participant's percentage ownership in amounts contributed by the Company increases over the participant's length of service to the Company, so that a participant becomes fully vested after six years. For the plan year beginning January 1, 1998, executives of the Company, including all executives whose names appear in the Summary Compensation Table, who constitute highly compensated employees, were not eligible to receive Company matching contributions.


CEO Compensation: Effective January 1, 1998, the Committee increased Mr. Hansen's annual base salary to $900,000 based on the recommendation of the outside consulting firm retained by the Committee to assist in compensation matters. As a result of this increase, Mr. Hansen's base salary was, at the time, at the 75th percentile for base salaries of chief executive officers of comparable companies.


Tax Deductibility of Executive Compensation: Section 162(m) of the Code limits the deductibility of annual compensation paid to the Company's chief executive officer and the four other most highly compensated executive officers to $1 million, subject to an exception for qualified "performance-based" compensation. It is the policy of the Committee to attempt to preserve the deductibility of all executive compensation by structuring all compensation that could exceed $1 million as performance-based compensation to the extent practicable and in the best interests of the Company's shareholders. However, the Committee could in the future determine, taking into consideration the relevant factors then in existence, to approve compensation that does not qualify for a compensation deduction for tax purposes, if the Committee believes it is in the best interests of the Company's shareholders to do so.

Conclusion: The Committee believes that these executive compensation policies serve the interests of the shareholders and the Company. The Committee believes that the various pay programs offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the shareholders' benefit.

                                        The Compensation Committee

                                        Paul G. Gillease
                                        Ralph W. La Rovere
                                        William B. Madden
                                        Mary R. Silverthorne

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer and each of the four most highly compensated executive officers for their services in 1998, 1997 and 1996.


                                                               Long Term
                                    Annual Compensation       Compensation
                               -----------------------------  ----------
                                                    Other     Securities   All
       Name and                                    Annual     Underlying  Other
   Principal Position                              Compen-     Options/ Compensa
                        Year  Salary($)  Bonus($)  sation($)(1) SARs(#) -tion(2)
   ------------------   ----  ---------  --------  ----------- --------  -------

Charles M. Hansen, Jr.  1998  $900,000  $  -      $155,114        -      $7,100
Chairman of the Board   1997   750,000   75,000     76,632        -       2,250
of Directors and        1996   750,000   206,054   107,389        -       2,250
Chief Executive
Officer

Jeffrey D. Cordes      1998   500,000     -         59,274      30,000    2,178
President and Chief    1997   384,375    75,000       -         22,000      330
Operating Officer      1996   275,000    75,553       -         10,000      330

Kevin M. Finlay        1998   400,000   150,000       -         24,000    27,906
President - Sales &    1997   250,000   150,000   48,776        40,000       653
Marketing Division     1996      -         -        -             -           -

Scott E. Shimizu       1998   375,000      -        -           22,000     5,139
Executive Vice         1997   275,000    75,000     -           22,000       510
President - Sales      1996   275,000    75,553     -           10,000       510
& Marketing

Ronald M. Wehtje      1998    233,333      -        -           23,000     2,131
Senior Vice President 1997    142,500    25,000     -           10,000       330
and Chief Financial   1996    111,042    20,000     -           12,000       251
Officer


     (1) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses. In 1998, the amount includes the payment of $23,724 to Mr. Hansen as a tax reimbursement payment and $103,429 for expenses incurred by Mrs. Hansen on commercial and chartered aircraft while accompanying Mr. Hansen on business travel. Payments to Mr. Hansen in 1996 and 1997 include $52,140 and $24,593, respectively, for tax reimbursement and certain other benefits. The amounts paid to Mr. Cordes in 1998 includes $41,976 for use of the Company aircraft and $17,298 for car allowance. The amounts paid to Mr. Finlay in 1997 represent the payment of $35,875 for moving expenses and $12,901 for car allowance.
The amount of personal benefits has been omitted from the table for each named executive officer for whom the aggregate amount of any benefits did not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive officer. Personal benefit amounts paid to Mr. Hansen and Mr. Finlay that do not exceed 25% of the total personal benefits received have been omitted from this footnote.

     (2) For Messrs. Hansen, Cordes, Shimizu and Wehtje, these amounts were paid for group term life insurance. The amounts paid in 1998 also include medical insurance. For Mr. Finlay, the amount includes $636 for medical insurance, $870 for group term life insurance and $26,400 for a special payment to replace benefits from his former employer which he forfeited upon his employment with the Company.


OPTION GRANTS IN 1998

     The following table sets forth information concerning stock options granted during fiscal 1998 by the Company to the named executive officers.

                     Number of
                     Securities      % of Total                               Present
                     Underlying         Options     Exercise                  Value at
                     Options          Granted to      Price     Expiration     Date of
      Name           Granted(#)(1)     Employees     ($/Sh)        Date       Grant(2)
      ----           -------------   ------------   --------    ----------    --------

Charles M. Hansen, Jr.   -                 -            -           -            -
Jeffrey D. Cordes      30,000             5.3         33.50       2/09/98     375,000
Kevin M. Finlay        24,000             4.3         33.50       2/09/98     300,000
Scott E. Shimizu       22,000             3.9         33.50       2/09/98     275,000
Ronald M. Wehtje       15,000             2.7         33.50       2/09/98     187,500
Ronald M. Wehtje        8,000             1.4         31.8125    11/09/98      96,960


     (1) 25% of the option award vests on each of the first four anniversaries of the date of the grant. If a "change of control" of the Company occurs, the options become exercisable in full. The definition of "change in control" for this purpose is the same as in the Company's SERP and is more fully described under the description of the SERP on page 22 of this Proxy
Statement.

     (2) These amounts were calculated using the Black-Scholes Option Pricing Model, a complex mathematical formula that uses six different market-related factors to estimate the value of stock options. The Black-Scholes Option Pricing Model generates an estimate of the value of the right to purchase a share of stock at a fixed price over a fixed period. The actual value, if any, an executive realizes will depend on whether the stock price at exercise is greater than the grant price, as well as the executive's continued employment through the vesting period. The following weighted-average assumptions were used to calculate the Black-Scholes Option Pricing Model value:

           Stock price at date of grant      =       $33.36

           Option exercise price             =       $33.36

           Expected option term              =       5 years

           Interest rate                     =        5.50%

           Company stock                     =        36.78%

           Company dividend yield            =        1.05%

           Calculated Black-Scholes Value    =        $12.47 per option

There is no assurance that the value received by the named executive officers or Pillowtex shareholders will be at or near the estimated value derived from the Black-Scholes Option Pricing Model.


Option Exercises and Year-End Values

     The following table shows exercises of stock options during 1998 and the amounts and values of unexercised stock options as of January 2, 1999 for the named executive officers.

                Aggregated Option Exercises in Fiscal 1998 and
                       Option Values at January 2, 1999

                                                       Number of Securities
                                                       Underlying Unexercised         Value of Unexercised
                                                           Options at                  in-the-Money Options
                                                        January 2, 1999(#)           at January 2, 1999($)
                        Shares Acquired   Value      --------------------------   --------------------------
 Name                   on Exercise(#)  Realized($)  Exercisable  Unexercisable   Exercisable  Unexercisable
-----                   --------------  -----------  -----------  -------------   -----------  -------------
Charles M. Hansen, Jr.        -             -            -              -              -             -
Jeffrey D. Cordes           19,500       689,812       23,322         52,750        310,618      275,825
Kevin M. Finlay               -             -          10,000         54,000        107,500      322,500
Scott E. Shimizu              -             -          14,250         44,750        200,575      275,525
Ronald M. Wehtje             5,500       184,875         -            36,500           -         170,062

     (1) Value realized is equal to the difference between the option exercise price and the fair market value of Pillowtex Common Stock on the date of exercise multiplied by the number of options.


Pension Plan

     The Company maintains a defined benefit pension plan covering substantially all of its employees, other than employees of the Company's Canadian subsidiary, Pillowtex Canada Inc. (f/k/a Torfeaco Industries Limited), and other employees subject to collective bargaining agreements. The Company funds the Pension Plan through annual contributions in an amount between the minimum required and the maximum amount that can be deducted for federal income taxes.

     The following table presents certain information concerning annual benefits provided under the Pension Plan.

                               Pension Plan Table

                                    YEARS OF SERVICE(1)
        TOTAL           --------------------------------------------------------
AVERAGE COMPENSATION(2)     15         20          25          30          35
       $125,000          16,415      21,887      27,359      32,831      38,303
       $150,000          20,165      26,887      33,609      40,331      47,053
       $175,000          21,665      28,887      36,109      43,331      50,553
       $200,000          21,665      28,887      36,109      43,331      50,553
       $225,000          21,665      28,887      36,109      43,331      50,553
       $250,000          21,665      28,887      36,109      43,331      50,553
       $275,000          21,665      28,887      36,109      43,331      50,553
       $300,000          21,665      28,887      36,109      43,331      50,553


     (1) Estimated credited years of service as of January 2, 1999 for the named executive officers are as follows: Charles M. Hansen, Jr. - 34 years; Scott E. Shimizu - 17 years; Jeffrey D. Cordes - 15 years; Kevin M. Finlay
- 12 years and Ronald M. Wehtje - 13 years.

     (2) An employee's compensation for purposes of determining pension benefits is calculated on substantially the same basis as the employee's cash compensation set forth in the Summary Compensation Table, excluding commissions, overtime, bonuses and other compensation disclosed therein.
The final average compensation (equal to the highest consecutive five-year average of the participant's compensation in the ten-year period before retirement or termination) of any participant may not exceed $250,000. In addition, the Internal Revenue Service maximum compensation allowed for benefits for the 1998 plan year is $160,000. Therefore, fiscal 1998 covered compensation for all employees would be limited to $160,000.

     Benefits under the Pension Plan are integrated with Social Security and are computed as straight life annuities. The benefits shown are not offset by any other Company benefits or by Social Security.

Supplemental Executive Retirement Plan

     The Supplemental Executive Retirement Plan (SERP) provides supplemental retirement income to executive employees of the Company who are selected by the Compensation Committee.

     Each of the named executive officers and one other corporate officer are covered by the SERP. When combined with the pension plan and social security benefits, the SERP is designed to provide a targeted retirement benefit equal to 50% of an executive's final average compensation. However, the executive's actual benefit will be determined solely by the vested balance of the Executive's account balance under the SERP. Final average compensation is the projected total cash compensation for the five consecutive years of service with the Company ending at age 65.

     An amount is credited each year to a retirement account that will accumulate a balance sufficient to pay the supplemental retirement benefit when the participant reaches age 65, assuming each credited amount earns
12% per year compounded. On the date of the contribution each year, the annual accrual amount is divided by the market value per share of Common
Stock on that date to produce a number of hypothetical shares. Each participant's supplemental retirement account is deemed to be invested solely in hypothetical shares of Common Stock and the balance of a participant's account as of any date can be determined by multiplying the number of hypothetical shares credited to the participant's account by the market value of Common Stock on that date. In the event of a change in control of the Company, the balance of each participant's account will be converted from hypothetical shares to a hypothetical fixed-income investment earning
12% per annum. In general, a "change in control" occurs when (i) the Company is no longer an independent publicly owned corporation or sells or disposes of all or substantially all of its assets, (ii) a person becomes the beneficial owner of 35% or more of the Company's voting stock,
(iii) the Company does not survive a merger or consolidation; or
(iv) during any consecutive two-year period, at least a majority of the incumbent directors are not directors who have served continuously since the beginning of the two-year period unless the election of directors, or nomination by the Company's shareholders, was approved by a vote of at least two-thirds of the incumbent directors who have been in office continuously since the beginning of the two-year period.

     Vesting under the SERP occurs at the same rate as vesting under the Company's pension plan. Immediate vesting in both plans occurs in the event of a participant's disability or a change in control of the Company.

     Payments under the SERP will be made in a single lump-sum cash payment unless the participant elects in advance to receive installment payments. If a participant dies before benefits are scheduled to begin, benefits will be paid to the beneficiary designated by the participant, or, if no beneficiary was designated, to the surviving spouse or to the participant's estate if there is no surviving spouse.

     The SERP may be amended or discontinued at any time by the Compensation Committee of the Board of Directors or by the full Board. Any amendment may reduce prospectively the earnings factor to be applied to a participant's account, or may change the hypothetical investment of account balances from hypothetical shares of Common Stock to any other hypothetical investment but may not decrease a participant's account balance as of the date of the amendment. In the event of a change in control, the SERP may not be amended in a way that would adversely affect a participant's existing or future benefit without the participant's written consent.

     Assuming retirement at age 65, the estimated annual accrual amounts for the named executive officers are as follows:

     Charles M. Hansen, Jr.       $241,555
     Jeffrey D. Cordes              25,089
     Kevin M. Finlay                22,919
     Scott E. Shimizu               21,472
     Ronald M. Wehtje                9,143

     The SERP is unfunded. All benefits payable to a participant under the SERP will be paid from the general assets of the Company. Each participant will have the status of a general unsecured creditor with respect to the obligation of the Company to make payments under the SERP in the event of the Company's insolvency or bankruptcy. The Compensation Committee also may change the discount rates and actuarial assumptions that are used to calculate credits and targeted benefits under the SERP.


Executive Deferred Compensation Plan

     The Executive Deferred Compensation Plan offers participants the ability to defer all or a portion of his or her compensation for any calendar year. Compensation deferred by a participant is treated as if it were set aside in an account and earns interest at a rate determined by the Compensation Committee of the Board of Directors. Unless otherwise determined by the Compensation Committee, interest will be earned at the prime rate, according to The Wall Street Journal, plus one percent.

     Any cash compensation that would not be deductible because of the $1 million limitation of Section 162(m) of the Code will automatically be deferred under the Deferred Compensation Plan until the first year that payment of the amount would not be subject to the deduction limitation.

     Benefits will be paid upon retirement, disability, termination of employment or death. In the case of nonemployee members of the Board of Directors, benefits will be paid on termination of service as a member of the Board of Directors.

     The Executive Deferred Compensation Plan is administered by the Compensation Committee of the Board of Directors. Key executives and nonemployee members of the Board of Directors designated by the Compensation Committee are eligible to participate in the Deferred Compensation Plan. Each of the named executive officers is eligible to participate.


Employment Agreements

     Charles M. Hansen, Jr. entered into an employment contract with the Company on January 1, 1993 which includes amendments dated July 26, 1993 and January 20, 1998. The basic terms of the agreement provide for the following:

          Employment of Mr. Hansen as Chairman of the Board and Chief Executive Officer until June 20, 2005;

          Base salary of $900,000 per year, subject to increases determined by the Compensation Committee;

          Bonuses at the discretion of the Compensation Committee;

          A $3 million life insurance policy benefiting his designees; and

          Disability payments equal to 60% of his base salary at the time of disability for five years or the remainder of his employment term, whichever is longer.

     The Company may terminate Mr. Hansen without further compensation for conduct that demonstrably affects the Company's reputation in a substantial adverse manner if Mr. Hansen does not terminate the conduct after receiving notice. Mr. Hansen may also terminate his employment with the Company at any time. The employment agreement also contains a provision prohibiting Mr. Hansen from competing with the Company during the term of his employment and for one year after termination.

     If Mr. Hansen is terminated other than as permitted by the employment agreement, he will receive an immediate payment equal to his compensation for the remainder of the term of his employment agreement on a "grossed-up" basis to reimburse him for income taxes on the payment. Mr. Hansen also receives an annual grossed-up payment to reimburse him for income taxes due to certain fringe benefits received from the Company.

     On July 26, 1993, Mr. Hansen and the Company entered into a Split Dollar Life Insurance Agreement that changed the $3 million term life insurance coverage to an equal amount of split dollar life insurance. The Company agreed to maintain the premium payments that would have been payable by the Company had the term life insurance remained in effect and to loan
Mr. Hansen the balance of the premiums as they become due. The loan is evidenced by Mr. Hansen's promissory note to the Company that bears interest quarterly at a floating annual interest rate equal to the greater of the federal mid-term interest rate as published by the Internal

Revenue Service or the lowest rate that hte Company can borrow funds under its bank loan agreements. In a further amendment to Mr. Hansen's employment agreement, dated January 20, 1998, the Company agreed to also pay the interest, on a grossed-up basis, on the amount loaned. As of January 2, 1999, the amount outstanding under the promissory note was $276,680. The promissory note is due August 5, 2003, or an earlier date as may be required by the terms of the Split Dollar Life Insurance Agreement. Mr. Hansen has assigned the split dollar life insurance policy to the Company as security for payment of the amounts covered under the promissory note.

     On January 1, 1998, the Company entered into new employment agreements with Jeffrey D. Cordes, Kevin M. Finlay and Scott E. Shimizu. These employment agreements replaced previously existing agreements and provide for an initial base salary of $500,000, $400,000 and $375,000, respectively. On November 9, 1998, the Company entered into an employment agreement with Ronald M. Wehtje as Senior Vice President and Chief Financial Officer for an initial base salary of $300,000.

     Each employment agreement contains the following provisions:

          Participation in the incentive bonus plans of the Company, as well as the Supplemental Executive Retirement Plan;

          An initial employment term of three years with an automatic extension of one year on each anniversary date beginning with the second anniversary date so that the term will have a remaining duration of two years upon each and every anniversary. The automatic extensions will terminate if either party gives the other written notice at least 15 months prior to the anniversary date of its intent not to extend the agreement.

          Payment of base salary through the remaining employment term, but not more than for a two-year period, and certain benefits under the incentive bonus plans if the Company terminates the executive's employment without cause.

          Payment of certain amounts, including severance payments, on the occurrence of termination of employment by the executive for "good reason" or termination by the Company without "cause" following a "change in control".

     Each employment agreement also includes certain noncompetition, nondisclosure and nonsolicitation provisions. Mr. Finlay's agreement further provides that through April 11, 1999 he will receive bonuses totaling at least $150,000 per year.


Restricted Stock Awards

     In February 1999, the Board, on the recommendation of the Compensation Committee, approved the grant of restricted stock awards to certain key employees of the Company. All of the named executive officers, including the Chief Executive Officer, received restricted stock awards. In a restricted award, the Company makes an immediate transfer to the executive of a specific number of shares, and no payment from the executive is required. Restricted stock will be forfeited by the executive if the executive voluntarily terminates employment during the restriction period, or if the executive is terminated for poor performance or other "cause." Restrictions on the awards lapse with respect to one-half of the shares on each of the first and second anniversary dates of the awards. Stock representing the award is issued and held in custody by the Company or an agent until the restrictions lapse. During the restriction period, holders of the awards are entitled to receive dividends declared on the Common Stock and have voting rights but they may not sell or transfer the Common Stock.
In the event of a change in control of the Company (as such term is used in the Company's SERP), all restrictions lapse. The restrictions also lapse if the executive's employment is involuntarily terminated for a reason other than poor performance or other "cause."


Certain Transactions

     On May 21, 1997, the Company agreed to make an unsecured loan to Kevin M. Finlay in the amount of $61,000 to cover certain relocation expenses. The loan bears interest at the average interest rate that the Company pays for borrowed funds. The loan becomes due on the earlier of Mr. Finlay's termination of employment or four years from the date he was hired.
Mr. Finlay is required to make prepayments equal to 25% of the principal amount along with annual interest payments from any bonus received under any of the Company's incentive bonus plans. On January 2, 1999, principal and interest on the loan totaled $54,782.15.


Compensation Committee Interlock and Insider Participation

     The Compensation Committee consists entirely of non-employee directors. The members of the Board of Directors who served on the Compensation Committee during fiscal 1998 were Messrs. Gillease, Madden and La Rovere and Mrs. Silverthorne.

     Charles M. Hansen, Jr. served on the board of directors of Triangle Pacific Corp. from 1992 through 1998 and served on its compensation committee. M. Joseph McHugh served as a director and executive officer of Triangle Pacific Corp. from 1994 until December 1998 when he retired. Except as described above, no executive officer of the Company serves as a member of the compensation committee or other board committee performing similar functions of any other entity.

     In February 1996, the Company entered into an agreement with Paul G. Gillease, a director of the Company, to provide management consulting services to the Company. Under the terms of the agreement, Mr. Gillease is paid a consulting fee of $9,000 per month and reimbursement of travel expenses. The agreement with Mr. Gillease was terminated as of December 31, 1998.

                          STOCK PERFORMANCE GRAPH

     Assuming that the value of the investment in Pillowtex Common Stock, the S&P 500 and a peer group of textile manufacturers was $100 on December 31, 1993, and that all dividends were reinvested, this graph compares the cumulative shareholder return, plotted on an annual basis, for a five-year period beginning December 31, 1993 and ending December 31, 1998.


                           [GRAPH]


PILLOWTEX CORPORATION
1999 Proxy Graph
Plot Points

                        1993      1994    1995     1996     1997     1998
Pillowtex Corporation   $100.00  $ 48.15  $ 57.64  $ 90.57  $177.32  $136.97
S&P 500 Index            100.00   101.32   139.40   171.40   228.59   293.91
Peer Group               100.00    70.72    74.64    74.25    93.57   108.39


                                   Peer Group

           Burlington Industries, Inc.          Guilford Mills, Inc.
           Cone Mills Corporation               Kellwood Company
           Crown Crafts, Inc.                   Shaw Industries, Inc.
           Culp, Inc.                           Springs Industries, Inc.
           Delta Woodside Industries,Inc.       Thomaston Mills, Inc.
           Dixie Yarns, Inc.                    WestPoint Stevens, Inc.

INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of KPMG Peat Marwick LLP as the Company's independent auditors for 1999. KPMG Peat Marwick LLP has served as the Company's independent auditors since 1986. A representative of the firm is expected to be present at the meeting and will be available to answer questions and will be given the opportunity to make a statement, if desired.


SHAREHOLDER PROPOSALS

     Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act, which in certain circumstances may require the inclusion of qualifying proposals in the Company's Proxy Statement. For such proposals to be considered for inclusion in the Proxy Statement and proxy relating to the Company's 2000 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than December 3, 1999. Such proposals should be directed to Pillowtex Corporation, Attention: Secretary, at 4111 Mint Way, Dallas, Texas 75237.


AVAILABILITY OF FORM 10-K

     The Company will provide without charge to any shareholder, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended January 2, 1999, as filed with the SEC. Requests should be addressed to Pillowtex Corporation, 4111 Mint Way, Dallas, Texas 75237, Attention:
Investor Relations.

     The foregoing notice and proxy statement are sent by order of the Board of Directors.


                                                 BRENDA A. SANDERS
                                                 Secretary

                           PILLOWTEX CORPORATION

       This Proxy is Solicited on Behalf of the Board of Directors


     The undersigned hereby appoints Charles M. Hansen, Jr., Jeffrey D. Cordes and John F. Sterling, or either of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Pillowtex Corporation standing in the name of the undersigned on March
22, 1999 at the Annual Meeting of Shareholders to be held on May 5, 1999 at Dallas, Texas, and at any adjournment thereof and especially to vote on the items of business specified on the reverse side, as more fully described in the notice of the meeting dated April ___, 1999, and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.

                     (CONTINUED ON REVERSE SIDE)

      ------
      COMMON

1.  ELECTION OF DIRECTORS

    FOR each nominee         WITHHOLD
      listed below           AUTHORITY
    (except as marked        to vote for all nominees
    to the contrary)         listed below

    ----------------         -----------------


   For terms to expire at the 2002 Annual Meeting of Shareholders (except as marked to the contrary): Paul G. Gillease, Ralph W. La Rovere, Scott
E. Shimizu and Mark A. Petricoff.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

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2. Approval of the amendment to the Restated Articles of Incorporation to increase the number of shares of authorized Common Stock from 30,000,000 shares to 55,000,000 shares.

         FOR              AGAINST         ABSTAIN

         --------         ---------       -----------


3. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

                                     The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.

                                     Dated:                                 1999

                                            --------------------------------

                                            --------------------------------

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                                            Signature(s) of Shareholder(s)

                                      This proxy should be signed exactly as
                                      your name appears hereon.  Joint owners
                                      should both sign. If signed as attorney, executor, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate your capacity or title.

                                      Please complete, date and sign this proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States.